UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 7, 2013 tw telecom inc.
(Exact name of Registrant as Specified in Charter)

Delaware	1-34243	84-1500624
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

10475 Park Meadows Drive Littleton, Colorado 80124
(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code: (303) 566-1000
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
On August 7, 2013, tw telecom inc. issued a press release setting forth its results of operations for the second quarter of 2013 and its financial condition as at June 30, 2013. A copy of the press release is attached hereto as Exhibit 99.1.

Item 8.01. Other Events
On August 6, 2013, the Board of Directors of tw telecom inc. (the "Company") authorized the Company to repurchase up to $500 million of its common stock. Repurchases under this authorization may be executed at any time and from time to time at the Company's discretion, depending on market conditions and other factors, using a variety of methods, including open market purchases, privately negotiated transactions and block trades. The authorization has no time limit, and may be suspended or discontinued at any time.
The new $500 million program was authorized concurrently with the completion by the Company on August 6th of its previously authorized $300 million share repurchase plan. Share repurchases under the previous $300 million plan for the year to date through August 6, 2013, reduced the Company's outstanding shares at December 31, 2012 by nearly 7% and were completed at an average price per share of $26.84.
The Company generally expects to maintain approximately $300 million in cash, equivalents and short-term investments with periodic fluctuations due to working capital needs and balance sheet related activities.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits.

Exhibit 99.1	Press release issued August 7, 2013, by tw telecom inc.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

tw telecom inc.

By:	/s/ Tina Davis
Name:	Tina Davis
Title:	Senior Vice President and General Counsel
Dated: August 7, 2013

EXHIBIT INDEX

Exhibit No.	Description of the Exhibit

99.1	Press release issued August 7, 2013 by tw telecom inc.